Exhibit 10.1

DPTS MARKETING LLC

AMENDED AND RESTATED MEMBER CONTROL AGREEMENT

          THIS AMENDED AND RESTATED MEMBER CONTROL AGREEMENT, (the “Agreement”) is made effective as of June 1, 2012 (the “Effective Date”), by and between Dakota Plains Marketing, LLC, a Minnesota limited liability company (“DPM”), Petroleum Transport Solutions, LLC, a Minnesota limited liability company (“PTS”), and DPTS Marketing LLC, a Minnesota limited liability company (the “Company”).

RECITALS:

          A.          DPM, PTS and the Company are parties to that certain DPTS Marketing LLC Member Control Agreement dated as of April 29, 2011 and amended as of August 17, 2011 (the “Original Agreement”).

          B.          DPM and PTS constitute all of the Members of the Company.

          C.          DPM, PTS and the Company desire to amend and restate the Original Agreement in its entirety as set forth herein and pursuant to Section 10.5 of the Original Agreement.

          D.          This Agreement is a Member Control Agreement under Chapter 322B of the Minnesota Statutes, Section 322B.37.

          E.          The parties are interested in the growth, development and management of the Company and in the long-term economic success of the Company and its business, and mutually desire to make certain agreements relating to the (i) management and control of the Company and its business, (ii) admission and termination of Members, and (iii) allocation of income, losses and distributions between the Members.

AGREEMENTS:

          NOW THEREFORE, in consideration of the foregoing, the mutual terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
FORMATION, NAME AND OFFICE, BUSINESS,
TERM, AND DEFINITIONS

          1.1)       General. Except as otherwise provided in this Agreement or the Company’s Operating Agreement, the rights and responsibilities of the Members shall be as provided under the LLC Act (defined below). It is intended that the Company be classified and taxed as a partnership for United States income tax purposes, and no Member shall take any action not required by law to change the tax status of the Company under the Code (defined below).

          1.2)       Name and Principal Office. The name of the Company shall be “DPTS Marketing LLC.” The Company’s principal office will be 9531 West 78th Street, Eden Prairie, Minnesota 55344, or such other place as the Board of Governors of the Company (the “Board”) may from time to time determine.

          1.3)       Members. The names and addresses of the Members are set forth in Exhibit A.

          1.4)       Term. The Company shall exist perpetually until it is dissolved, wound up, and terminated in accordance with this Agreement.

          1.5)       Purpose. The Company shall be authorized to engage in (a) the purchase, sale, storage, transport and marketing of hydrocarbons produced within North Dakota to or from refineries and other end-users or Persons, wherever located, and the conduct of Trading Activities (defined below); and (b) any other lawful activities as the Board of Governors may determine from time to time.

          1.6)       Definitions. Unless the context otherwise specifies or requires, the terms defined in this Section shall have the meanings given them in this Section for purposes of this Agreement. Certain other capitalized terms used in this Agreement are defined within this Agreement.

              (a)          Affiliate. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b) Agreement. “Agreement” means this Member Control Agreement as it may be further amended or supplemented from time to time.

              (c)          Articles of Organization. The “Articles of Organization” means the document filed with the Secretary of State of Minnesota by the Organizer as they may be further amended or supplemented from time to time.

(d) Capital Accounts. The “Capital Accounts” means the capital accounts maintained by the Company for each Member in respect of such Member’s Company Interest.

              (e)          Code. The “Code” means the Internal Revenue Code of 1986, as amended. All references to a section of the Code or the treasury regulations promulgated under the Code shall mean and include any subsequent amendment or replacement of that section.

(f) Company. The “Company” means DPTS Marketing LLC, a Minnesota limited liability company, formed upon the filing of the Articles of Organization with the Secretary of State of Minnesota.

(g) Company Interest. “Company Interest” means all of a Member’s right and interest in the Company.

              (h)          Damages. “Damages” means any and all losses, liabilities, claims, damages, deficiencies, fines, payments, assessments, taxes, liens, costs and expenses (other than expenses for Labor Overhead), whenever or however arising and whether or not resulting from third-party claims (including the reasonable costs and expenses of any and all proceedings or other legal matters; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and expenses, incurred in investigating, preparing for or defending against any such proceedings or other legal matters or in asserting, preserving or enforcing an indemnitee’s rights hereunder).

(i) Distribution. “Distribution” means a distribution of cash or property to the Members pursuant to this Agreement.

              (j)           Distribution Percentage. “Distribution Percentage” means, with respect to each Member as of the end of a calendar quarter, a percentage equal to the Percentage Interest of such Member; provided, however, that if a Member has terminated its participation in the Trading Activities pursuant to Section 9.3, then during all periods of time during which such Member is a Terminating Member, the Terminating Member’s Distribution Percentage shall be equal to 15% and the Non-Terminating Member’s Distribution Percentage shall be equal to 85%, in each case subject to Section 9.3(b)(v).

(k) Governor. “Governor” means a natural person elected by the Members to serve on the Board.

              (l)           LLC Act. The “LLC Act” means the Minnesota Limited Liability Company Act, as amended. All references in this Agreement to a section of the LLC Act shall be considered also to include any subsequent amendment or replacement of that section.

(m) Members. The Members of the Company are collectively referred to herein as the “Members” and individually as a “Member.”

(n) ND Crude Oil. “ND Crude Oil” means crude oil originating from production fields anywhere in North Dakota.

(o) Operating Agreement. The “Operating Agreement” means the document adopted by the Board of Governors relating to the operation of the Company,

(p) Organizer. “Organizer” means the individual signing and filing the Articles of Organization.

              (q)          Percentage Interest. “Percentage Interest” of each Member shall be a fraction, the numerator of which is the total number of Units held by such Member on the date of determination and the denominator of which is the Total Units as of such date.

(r) Profits and Losses. “Profits” and “Losses” shall have the meaning set forth in Appendix A.

              (s)           Person. “Person” means any natural person, company (whether general or limited), limited liability company, trust, estate, association, corporation, joint venture, proprietorship, governmental agency, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

              (t)           Risk Equivalence. “Risk Equivalence” refers to the objective of maintaining between Members an equivalent level of risk with respect to their respective Units (except as otherwise provided in this Agreement), all as more specifically described in Section 10.1 below.

              (u)          Termination Loss Amount. “Termination Loss Amount” means, with respect to the effective date of any Trading Activities Termination, the amount, if any, by which the Termination Net Value is less than the aggregate amount of all outstanding Member Preferred Contributions by all Members as of the effective date of the Trading Activities Termination.

              (v)          Termination Net Value. “Termination Net Value” means, with respect to the effective date of any Trading Activities Termination, whether positive or negative, the amount of assets of the Company minus the amount of liabilities of the Company (which shall include all accrued and unpaid preferred returns on Member Preferred Contributions), in each case as of the effective date of the Trading Activities Termination as determined by the Trading Member after performing a mark-to-market analysis of the assets, liabilities and trading positions of the Company as of the effective date of the Trading Activities Termination. For the avoidance of doubt, the amount of outstanding Member Preferred Contributions shall not be considered liabilities of the Company.

(w) Total Units. “Total Units” means the aggregate outstanding Units issued to all Members as of a given date.

(x) Unit. “Unit” means the designation which the Company has established to represent the Company Interests of the Members.

              (y)          Unrealized Termination Profits. “Unrealized Termination Profits” means, with respect to the date any Terminating Member resumes participation in the Trading Activities pursuant to Section 9.3(e), the amount of any unrealized profits with respect to assets, liabilities and trading positions of the Company as of such date as determined by the Trading Member after performing a mark-to-market analysis thereof as of such date.

ARTICLE 2
MEMBERS

          2.1)       Members. The Members will be those Persons named in Exhibit A, each assignee of a Company Interest who is admitted as a Member under this Agreement, and new Members admitted pursuant to this Agreement.

ARTICLE 3
CAPITAL, SERVICES, MEMBER PREFERRED CONTRIBUTIONS AND VOTING

          3.1)       Capital Accounts. The following shall apply with respect to the Capital Accounts: A Capital Account shall be maintained for each Member and determined in accordance with Section 2 of Appendix A. A credit balance in a Member’s Capital Account shall not entitle such Member to demand any Distribution from the Company, and a debit balance in a Member’s Capital Account shall not constitute an obligation of such Member to the Company. No Capital Account maintained for the Members by the Company shall bear interest.

          3.2)       Capital Contributions. The following provisions apply with respect to contributions to the Company

              (a)          The capital contribution of each Member shall be the amount of money and fair market value of any property (net of liabilities secured by such property that the Company is considered to assume or take such property subject to and net of any other liabilities of a Member that are assumed by the Company in connection with the contribution of such property) contributed by a Member to the Company.

(b) A Member shall not be obligated to make additional capital contributions to the Company except as the Members may unanimously agree in writing.

              (c)          It is specifically intended that no creditor of the Company nor creditor of a Member will have any right by virtue of this Section or any other provision of this Agreement to obligate any Member to pay funds to such creditor or to the Company.

(d) Each Member has made an initial cash capital contribution of One Hundred dollars ($100).

(e) No Member shall be required or permitted to make capital contributions of more than One Hundred dollars ($100) in the aggregate without the unanimous written consent of all Members.

          3.3)        Services to be Performed by the Trading Member.

              (a)          Trading Services. During the Term, one of the Members (the “Trading Member”), which shall initially be PTS, acting itself or through one or more of its Affiliates, shall perform and be solely responsible for purchasing, selling, storing, transporting, marketing and transacting trades in ND Crude Oil, and entering into related agreements and conducting related activities, on behalf of the Company, subject to the terms contained in this Agreement (the “Trading Activities”). All Trading Activities in ND Crude Oil involving transportation by rail and requiring transloading shall be required to be transloaded at the New Town, North Dakota, facility owned by DPT or its affiliate unless otherwise agreed upon by the Members. Trading Activities may, without limitation, consist of physical and/or financial transactions, including hedging or other financial arrangements not involving the actual trading of any physical ND Crude Oil; provided, however, that such financial transactions must be entered into for risk management purposes and must not involve the assumption of any flat price risk. Counterparties to any individual transaction constituting a Trading Activity may be the Company, the Trading Member or an Affiliate of the Trading Member, as determined by the Trading Member in its sole discretion; provided, that any and all transactions constituting Trading Activities to which the Trading Member or an Affiliate of the Trading Member is a counterparty shall be segregated from, and not commingled with, other transactions and lines of business engaged in by the Trading Member and its Affiliates. The Trading Member shall be solely responsible for employing and compensating employees that execute transactions constituting Trading Activities and for providing office space and necessary information technology equipment for such employees to conduct the Trading Activities. The Trading Member shall be obligated to use commercially reasonable efforts, in the exercise of its reasonable judgment, to maximize the profitability to the Company of the Trading Activities, considered in the aggregate, over the Term, it being understood that (x) such commercially reasonable efforts shall not require the Trading Member to take any actions prohibited by this Agreement or to make any contributions or advances to the Company not required by this Agreement and (y) the Trading Member shall not be in violation of its obligations hereunder in the exercise of its judgment in connection with any individual trading transaction except as provided in Section 3.3(i).

              (b)          Charges. Commencing with the first calendar month during which the Company takes physical delivery of ND Crude Oil, the Company shall pay to the Trading Member an amount equal to $0.08 per barrel (the “Charge”) of ND Crude Oil subject to Trading Activities during such month; provided, that from and after such time the Trading Member shall be entitled to receive a minimum monthly Charge calculated assuming a minimum volume of five thousand (5,000) barrels per day in Trading Activities; provided, further that in the event the Trading Member does not engage in any Trading Activities for three (3) consecutive months, then such minimum monthly Charge shall be suspended commencing in the month following such three (3) consecutive month period until the next succeeding month in which the Trading Member engages in any Trading Activities. The Charge for each month shall be paid to the Trading Member within five (5) days after the end of such month. The Trading Member shall be solely responsible for the Trading Member’s direct cost of salary, office space, information technology equipment and related overhead incurred in its employment of employees that execute transactions constituting Trading Activities (“Labor Overhead”). Other than for Labor Overhead, the Company (and not the Trading Member) shall be responsible and liable for all (i) out-of-pocket and other costs and expenses incurred by the Company or the Trading Member or any of its Affiliates in connection with conducting Trading Activities, including all commissions (including commissions on physical and financial Trading Activities), brokerage fees, insurance fees, transport fees, shrinkage fees, inspection fees and other fees and expenses, and (ii) losses incurred by the Company or the Trading Member or any of its Affiliates as a result of transactions constituting Trading Activities (it being understood that allocations of Profits and Losses to each Member will be effected in accordance with the terms of this Agreement).

              (c)          Rail Cars. During the term of the Company’s operations under this Agreement, the Trading Member will continue to sublease to the Company rail cars under the subleases identified on Exhibit B, which exhibit may be amended, from time to time by unanimous action of the Board. Each such sublease, including the rent payments thereunder, shall be deemed Member Transactions for purposes of this Agreement.

(d) Limitations. Unless otherwise approved by each Member, the Trading Member’s ability to engage in Trading Activities shall be subject to the following limitations:

               (i)            each individual transaction shall be subject to a maximum volume of five thousand (5,000) barrels per day and a maximum term of twelve (12) months; provided that such maximum volume may be increased to ten thousand (10,000) barrels per day and such maximum term may be increased to twenty-four (24) months for any individual transaction with the approval of each Member’s Authorized Person (defined below);

(ii) the aggregate portfolio limit in respect of Trading Activities shall be twenty-five thousand (25,000) barrels per day of purchases and/or sales;

(iii) the maximum outright flat price volume exposure in respect of Trading Activities at any time shall be twenty-five thousand (25,000) barrels, either long or short; and

               (iv)          all Trading Activities shall be transacted through segregated sub-accounts reviewed by independent auditors on a quarterly basis. The Trading Member also agrees to provide such documents and information as are reasonably requested to allow all Members to complete quarterly financial reviews and annual audits of all Trading Activities for their own financial reporting purposes;

provided, however, the approval of any Member who has terminated its participation in the Trading Activities pursuant to Section 9.3 shall not be required in connection with the foregoing activities during all periods of time during which such Member is a Terminating Member.

              (e)         Authorized Person. Each Member shall designate an authorized person (such Member’s “Authorized Person”) who shall have authority to approve Trading Activities that would otherwise be limited without such Member’s approval pursuant to Section 3.3(c)(i).

               (f)          Trading Member Discretion. The Members hereby acknowledge and agree that except to the extent provided in Section 3.3(c), the Trading Member shall have sole discretion in conducting the Trading Activities, and that such discretion shall include whether or not to engage in any Trading Activities, the selection of Trading Activities to engage in, the evaluation of risks related thereto, the timing of Trading Activities and the establishment of cash flows, revenues and margins to be derived from Trading Activities.

               (g)          Internal Controls. The Trading Member shall implement internal controls and financial reporting procedures to (i) enable any and all transactions constituting Trading Activities to be segregated from, and not commingled with, other transactions and lines of business engaged in by the Trading Member and its Affiliates and (ii) enable the Trading Activities to be tracked and reported.

               (h)          Summary Reports. Within twenty (20) days after the end of each month during which any Trading Activities occur, the Trading Member shall provide to each other Member (to such Person as such other Member shall designate) a summary report describing Trading Activities that occurred during such month along with the following backup details in respect of Trading Activities occurring during the month covered by such report:

(i) account statements concerning the initiation or closing of futures hedge positions;

(ii) trade confirmations, periodic statements and other similar documentation relating to Trading Activities, including Trading Activities constituting futures hedge positions; and

               (iii)        to the extent not otherwise provided pursuant to clauses (i) or (ii) above, written documentation entered into with third parties concerning the firm purchase, sale, storage, transportation, transloading or other activities impacting the Trading Activities.

               (i)          Financial Reports. Within twenty (20) days after the end of each month during which any Trading Activities occur, the Trading Member shall provide each other Member with unaudited financial statements for such month prepared in conformance with accounting principles generally accepted in the United States (except for the absence of footnotes and as otherwise set forth therein) reporting the financial results of the Trading Activities during such month, which shall consist of an income statement, cash flow statement and balance sheet (as of the end of the month).

               (j)          Limitations on Liability. Notwithstanding anything else contained in this Agreement, in no event will the Trading Member or any of its Affiliates be liable for any action, error or omission in transacting any Trading Activities or declining to transact any Trading Activities, or any defect in the transaction of the Trading Activities, except to the extent such action, error, omission or defect is directly attributable to the gross negligence or willful misconduct of such Trading Member in the transaction of the Trading Activities pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement and without limiting the generality of the foregoing, the Trading Member shall be excused from its obligations under this Agreement, and shall have no liability for any resulting loss or damage, in the event and to the extent that its performance is delayed or prevented by any circumstance reasonably beyond its control, including earthquake, fire, flood, epidemic, explosion, act of any government in its sovereign capacity, act of God or of the public enemy, strike, walkout or other labor dispute, riot or civil disturbance, disruption or unavailability of storage or transportation facilities, inability to obtain production from intended sources and production breakdowns.

(k) Indemnification.

               (i)          The Company will indemnify, defend and hold harmless the Trading Member and its Affiliates and their respective directors, officers, employees, agents and representatives from and against, and pay or reimburse, as the case may be, the Trading Member and such Affiliates, directors, officers, employees, agents and representatives for, all Damages, as incurred, suffered by any such Person based upon, arising out of or relating to the transaction of the Trading Activities or acting as the Trading Member hereunder, except to the extent such Damages are based upon, arise out of or relate to the gross negligence or willful misconduct of the Trading Member in the transaction of the Trading Activities pursuant to this Agreement.

               (ii)         In the event the Company does not have sufficient funds to indemnify, defend and hold harmless the Trading Member and its Affiliates and their respective directors, officers, employees, agents and representatives as set forth in clause (i) above, then the other Member will indemnify, defend and hold harmless the Trading Member and its Affiliates and their respective directors, officers, employees, agents and representatives from and against, and pay or reimburse, as the case may be, the Trading Member and such Affiliates, directors, officers, employees, agents and representatives for, an amount equal to the other Member’s Distribution Percentage at the time the events giving rise to such obligation occurred of all Damages not indemnified by the Company, as incurred, suffered by any such Person based upon, arising out of or relating to the transaction of the Trading Activities or acting as the Trading Member hereunder, except to the extent such Damages are based upon, arise out of or relate to the gross negligence or willful misconduct of the Trading Member in the transaction of the Trading Activities pursuant to this Agreement.

(iii) The indemnification provided for in this Section 3.3(k) will survive the termination of the Trading Activities and this Agreement.

              (l)           PTS Trading Activity Termination. In the event PTS terminates its participation in the Trading Activities pursuant to Section 9.3, PTS shall thereafter immediately cease to be the Trading Member, at which point DPM shall become the Trading Member. If, after DPM so becomes the Trading Member, PTS resumes its participation in the Trading Activities and DPM terminates its participation in the Trading Activities, then PTS shall become the Trading Member again.

(m) Removal of Trading Member. Except as provided in Section 3.3(k), PTS may not be removed as the Trading Member without the written approval of all Members.

          3.4)        [Intentionally Omitted].

          3.5)        Preferred Contributions. In order to support and fund the Trading Activities, the Members shall make preferred contributions (the “Member Preferred Contributions”) to the Company as follows:

              (a)          Initial Contribution. Upon formation of the Company, each Member made an initial Member Preferred Contribution to the Company in the amount of Ten Million dollars ($10,000,000). Each Member of the Company has provided the cash proceeds of its respective Member Preferred Contribution.

              (b)          Additional Contributions. Upon the written agreement of all the Members, the Members will make such additional Member Preferred Contributions to the Company as are agreed upon in writing by all of the Members on such terms as they shall so agree (including such terms as shall be contained in an amendment to the Agreement). No Member shall be required to make Member Preferred Contributions of more than Ten Million dollars ($10,000,000) in the aggregate without the unanimous written consent of all Members. Notwithstanding anything in this Agreement to the contrary, either Member may make additional Member Preferred Contributions to the Company in excess of Ten Million dollars ($10,000,000) without the agreement of the other Member but only to the extent necessary to effectively conduct Trading Activities in accordance with this Agreement; provided, that (x) such additional Member Preferred Contributions made without the agreement of the other Member shall not result in any adjustment to the Members’ Distribution Percentages or to the relative amounts of distributions to be made to the Members pursuant to Section 5.1(b)(iv) or Section 9.2(b)(v) or impact the ownership of Units by the Members and (y) the terms of such additional Member Preferred Contributions shall be negotiated in good faith by all the Members.

              (c)          Preferred Returns. All Member Preferred Contributions made to the Company shall entitle the Member who made such Member Preferred Contributions to receive a cumulative preferred return on such Member Preferred Contributions of 5% per annum, which preferred return will be paid in cash on a quarterly basis subject to there being cash available to be distributed therefor pursuant to Section 5.1(b)(i). The parties acknowledge that it shall not be a default hereunder if preferred returns on any Member Preferred Contribution are not paid at any time if funds are not available to pay the same pursuant to Section 5.1(b)(i) (it being understood that such preferred returns will continue to be due and owing and will be payable when cash is next available therefor pursuant to Section 5.1(b)(i)). Distributions of preferred returns on Member Preferred Contributions must be made to each Member simultaneously pro rata based on each Member’s respective proportion of outstanding Member Preferred Contributions. Members shall begin to receive distributions in respect of their outstanding Member Preferred Contributions on a quarterly basis promptly following the quarter ended December 31, 2021 pursuant to Section 5.1(b)(ii). The parties acknowledge that it shall not be a default hereunder if distributions in respect of outstanding Member Preferred Contributions are not paid at any time after December 31, 2021 if funds are not available to pay the same pursuant to Section 5.1(b)(ii) (it being understood that such outstanding Member Preferred Contributions will continue to be due and owing and will be payable when cash is next available therefor pursuant to Section 5.1(b)(ii)).

              (d)          Company Cash. All cash of the Company, including the proceeds of cash capital contributions, loans and Member Preferred Contributions and cash derived from Trading Activities, shall be deposited by the Trading Member in one or more segregated bank accounts in the name of the Company and shall be controlled by the Trading Member and used by the Trading Member in its sole discretion to conduct the Trading Activities.

          3.6)        Distributions In Respect Of Contributions. Upon any distribution pursuant to this Agreement to a Member in respect of outstanding Member Preferred Contributions (other than distributions in respect of accrued and unpaid preferred returns thereon), the portion of such Member Preferred Contributions in respect of which a distribution was made pursuant to this Agreement shall cease to accrue preferred returns and shall be cancelled and no longer outstanding for any purpose whatsoever.

          3.7)         Voting Power. Each Unit shall entitle the owner of such Unit to one vote on all matters submitted to the vote of Members. Member Preferred Contributions shall not entitle the makers thereof to any voting rights in respect of such Member Preferred Contributions.

ARTICLE 4
TAX MATTERS AND ALLOCATIONS

          4.1)        Tax Characterization and Returns. The Members acknowledge that the Company will be treated as a “partnership” for federal and Minnesota state income tax purposes. Within ninety (90) days after the end of each fiscal year, the Company shall deliver to each Person who was a Member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s federal or state income tax (or information) returns, including a statement showing each Member’s share of income, gain, or loss and credits for such fiscal year for federal or state income tax purposes.

          4.2)        Accounting Decisions, Tax Elections. All decisions as to accounting matters or tax elections shall be made by the Board. The Board may make or revoke such elections as may be allowed pursuant to the Code, including the election referred to in Section 754 of the Code to adjust the basis of Company property.

          4.3)        Tax Matters Partner. The Board shall designate a Member to act on behalf of the Company as the “Tax Matters Partner” within the meaning of Section 6231(a)(7) of the Code. PTS shall be the initial Tax Matters Partner.

          4.4)        Section 754 Election. Any election by the Company under Section 754 of the Code to adjust the basis of the Company’s assets pursuant to Section 734 and Section 743 of the Code shall be made in the discretion of the Board. If such election is made, allocation of items of the Company’s income, gain, loss and deductions shall otherwise be made in a manner consistent with such allocation of basis in accordance with Section 734 and/or Section 743 of the Code, as the case may be, notwithstanding any other provision of this Agreement.

          4.5)        Allocation of Profits and Losses. After giving effect to the special allocations set forth in Sections 3 and 4 of Appendix A:

(a) Profits for any fiscal year of the Company, or part thereof, shall be allocated to the Members as follows:

               (i)          First, to the Members, in proportion to their relative share of Losses allocated to the Members pursuant to Section 4.5(b)(vi), until the cumulative Profits allocated to the Members pursuant to this Section 4.5(a)(i) equals the cumulative Losses allocated to the Members pursuant to Section 4.5(b)(vi);

               (ii)         Second, to the Terminating Member, if any, in the amount of the Losses allocated to the Terminating Member pursuant to Section 4.5(b)(v), until the cumulative Profits allocated to the Terminating Member pursuant to this Section 4.5(a)(ii) equals the cumulative Losses allocated to the Terminating Member pursuant to Section 4.5(b)(v);

               (iii)        Third, to the Members, in proportion to their relative share of Losses allocated to the Members pursuant to Section 4.5(b)(iv), until the cumulative Profits allocated to the Members pursuant to this Section 4.5(a)(iii) equals the cumulative Losses allocated to the Members pursuant to Section 4.5(b)(iv);

               (iv)        Fourth, to the Members, in proportion to their relative share of preferred return (taking into account only preferred returns for which Profits have not previously been allocated under this Section 4.5(a)(iv)) accrued on each Member’s Member Preferred Contributions since the date of such Member’s Member Preferred Contributions until the amount of Profits allocated to each Member pursuant to this Section 4.5(a)(iv) for this and all prior years (after taking into account any allocation of Losses pursuant to Section 4.5(b)(iii)) equals the amount of preferred return accrued on such Member’s Member Preferred Contributions since the dates of such Member’s Member Preferred Contributions;

               (v)         Fifth, in the event Members are entitled to receive distributions under Section 5.1(b)(iii) in respect of Unrealized Termination Profits, an amount equal to such Unrealized Termination Profits until the cumulative Profits allocated pursuant to this Section 4.5(a)(v) (after taking into account any allocation of Losses pursuant to Section 4.5(b)(ii)) equals the cumulative distributions to which such Member is entitled to receive pursuant to Section 5.1(b)(iii); and

(vi) Sixth, to the Members, in proportion to their Distribution Percentages.

(b) Losses for any fiscal year of the Company, or part thereof, shall be allocated to the Members as follows:

               (i)          First, to the Members, in proportion to their relative share of Profits allocated to the Members pursuant to Section 4.5(a)(vi), less the cumulative distributions paid to the Members pursuant to Section 5.1(b)(iv), until the cumulative Losses allocated to the Members pursuant to this Section 4.5(b)(i) equals the cumulative Profits allocated to the Members pursuant to Section 4.5(a)(vi);

               (ii)         Second, to the Members, in proportion to their relative share of Profits allocated to the Members pursuant to Section 4.5(a)(v), less the cumulative distributions paid to the Members pursuant to Section 5.1(b)(iii), until the cumulative Losses allocated to the Members pursuant to this Section 4.5(b)(ii) equals the cumulative Profits allocated to the Members pursuant to Section 4.5(a)(v);

               (iii)        Third, to the Members, in proportion to their relative share of Profits allocated to the Members pursuant to Section 4.5(a)(iv), less the cumulative distributions paid to the Members pursuant to Section 5.1(b)(i), until the cumulative Losses allocated to the Members pursuant to this Section 4.5(b)(iii) equals the cumulative Profits allocated to the Members pursuant to Section 4.5(a)(iv);

               (iv)        Fourth, to the Members, in proportion to their relative share of Member Preferred Contributions, until the amount of Losses allocated to each Member pursuant to this Section 4.5(b)(iv) for this and all prior years (after taking into account any allocation of Profits pursuant to Section 4.5(a)(iii)) equals the amount of such Member Preferred Contributions less any amounts distributed in respect of such Member Preferred Contributions pursuant to Section 5.1(b)(ii), provided that in the event a Member terminates its participation in the Trading Activities pursuant to Section 9.3, then during all periods of time during which such Member is a Terminating Member, all of the Losses allocated pursuant to this Section 4.5(b)(iv) shall be allocated to the Non-Terminating Member;

              (v)          Fifth, to the Terminating Member, if any, during all periods of time during which such Member is a Terminating Member, until the amount of Losses allocated to the Terminating Member pursuant to this Section 4.5(b)(v) for this and all prior years (after taking into account any allocation of Profits pursuant to Section 4.5(a)(ii)) equals the amount of such Member’s Member Preferred Contributions less (x) any amounts distributed in respect of such Member’s Member Preferred Contributions pursuant to Section 5.1(b)(ii) and (y) amounts distributed to such Member pursuant to Section 5.1(b)(iii); and

(vi) Sixth, to the Members, in proportion to and in accordance with their Distribution Percentages.

Notwithstanding the foregoing, the allocation of Profits and Losses for any year shall be adjusted as appropriate to take into account changes from time-to-time in Distribution Percentages, including changes resulting from a Member terminating participation in the Trading Activities pursuant to Section 9.3, so that the cumulative amount of Profits and Losses allocated to each Member is appropriately reflective of each Member’s Distribution Percentages and rights to receive distributions under Section 5.1 and Article 9.

ARTICLE 5
DISTRIBUTIONS

          5.1)   Distribution and Payment Provisions. The following provisions apply with respect to the distribution and payment of items to and among the Members:

          (a)         Priority Cash Available. As soon as practicable following the end of each calendar quarter, the Trading Member shall determine the amount of Priority Cash Available. For purposes of this Section, “Priority Cash Available” shall mean cash accumulated by the Company at the end of a calendar quarter in excess of the sum of (x) until the calendar quarter ending December 31, 2021, the aggregate amount of outstanding Member Preferred Contributions and (y) cash necessary to:

              (i)           pay operating expenses of the Company incurred to parties other than Members or their respective Affiliates (the “Third Party Expenses”), the Charges to the Trading Member pursuant to Section 3.3(b), any amounts payable to the Trading Member pursuant to Section 3.3(k) and accounting fees payable to the Trading Member pursuant to Section 7.6(c) and to fund Trading Activities, in each case through the end of such calendar quarter, and

              (ii)          pay the amount of cash reasonably projected by the Trading Member (the “Reserve”) to be necessary for the payment of Third Party Expenses, the Charges to the Trading Member pursuant to Section 3.3(b), any amounts payable to the Trading Member pursuant to Section 3.3(k) and accounting fees payable to the Trading Member pursuant to Section 7.6(c) and the funding of Trading Activities, in each case through the end of the next calendar quarter.

The Members acknowledge and agree that the payment of Third Party Expenses, the Charge to the Trading Member pursuant to Section 3.3(b), any amounts payable to the Trading Member pursuant to Section 3.3(k) and accounting fees payable to the Trading Member pursuant to Section 7.6(c) and the funding of Trading Activities, in each case through the end of an applicable calendar quarter, shall be provided for prior to the setting aside of any amounts in respect of the Reserve. Notwithstanding the foregoing, the Company may reduce Priority Cash Available by any amount that the Board unanimously determines is necessary or prudent to pay any anticipated costs or extraordinary expenses for succeeding calendar quarters.

              (b)          Priority Payments to Members. To the extent there is Priority Cash Available, as soon as practicable following the end of each calendar quarter commencing with the quarter ended September 30, 2011, but in no event more than thirty (30) days following the end of each calendar quarter, the Company shall make distributions to the Members as follows:

               (i)          First, in respect of preferred returns due to Members with respect to outstanding Member Preferred Contributions for the calendar quarter just ended and for any prior period for which preferred returns have not been paid thereon, on a pro rata basis to the Members based on the then outstanding amount of accrued and unpaid preferred returns for such calendar quarter and all prior periods due to each Member on all Member Preferred Contributions made by such Member;

               (ii)         Second, to the extent of any Priority Cash available after application of clause (i) above, for all quarters commencing with the quarter ended December 31, 2021, in respect of outstanding Member Preferred Contributions, on a pro rata basis to the Members based on each Members’ then outstanding Member Preferred Contributions;

               (iii)        Third, to the extent of any Priority Cash available after application of clauses (i) and (ii) above, in the event there are Unrealized Termination Profits as of the date any Terminating Member resumes participation in the Trading Activities pursuant to Section 9.3(e), 85% of such Unrealized Termination Profits to the Non-Terminating Member and 15% of such Unrealized Termination Profits to the Terminating Member until the aggregate amount of all distributions pursuant to this Section 5.1(b)(iii) is equal to the amount of such Unrealized Termination Profits; and

               (iv)        Fourth, to the extent of any Priority Cash available after application of clauses (i), (ii) and (iii) above, all of such Priority Cash Available to the Members based upon their Distribution Percentages in effect on the last day of the applicable calendar quarter with respect to which distributions are being made pursuant to this Section 5.1(b)(iv).

(c) Other Distribution Matters.

               (i)          So long as all preferred returns have been paid on all outstanding Member Preferred Contributions for the calendar quarter just ended and for all prior periods, all Unrealized Termination Profits have been fully paid pursuant to Section 5.1(b)(iii) and all amounts, if any, available to be distributed under Section 5.1(b)(iv) for the calendar quarter just ended have been distributed, the Board after the end of any calendar quarter occurring prior to December 31, 2021, upon unanimous consent of all Governors, may declare and pay distributions in respect of all or any portion of outstanding Member Preferred Contributions (but if such distributions are not made in respect of all outstanding Member Preferred Contributions, such distributions shall be on a pro rata basis based on each Members’ then outstanding amount of Member Preferred Contributions).

               (ii)         No Member shall have any right to interim Distributions except as determined by the Board, and, except as otherwise provided in this Agreement, no Member shall be entitled to interest on any contributions made by such Member to the Company. No Member shall have the right to withdraw or to demand the return or repayment of any or all of such Member’s contributions.

(iii) The Members hereby agree to cause the Board to take such actions as may be necessary to implement the distributions and payments described in this Section 5.1.

(d) Tax Burden Distributions. Notwithstanding the provisions of subparagraphs (a) and (b) above:

               (i)          The Company shall distribute to the Members each calendar year, to the extent there is Priority Cash Available, the amount calculated pursuant to Section 5.1(d)(ii) to permit the Members to pay income taxes on their respective allocable shares of the estimated taxable income of the Company; provided, that such estimated taxable income may be offset by any allocable loss carryforwards of the Company in the sole discretion of the Board.

               (ii)         Distributions in accordance with the foregoing paragraph shall be based on the premise that all Members are subject to the maximum combined federal and Minnesota tax rates applicable to the type of income generated by the Company (after making appropriate provisions for cross-deductibility of federal and state income taxes).

(iii) The Board may make Distributions on a quarterly basis to facilitate the payment of estimated taxes by the Members.

               (iv)        Any amount distributed pursuant to this Section 5.1(d) shall, for purposes of calculating the amount of future distributions pursuant to Section 5.1(b)(i), Section 5.1(b)(iii), Section 5.1(b)(iv) (but not in respect of distributions in respect of any Member Preferred Contribution) and Section 9.2(b), be taken into account and considered to be an advance with respect to the next distributions to which such Member is otherwise entitled pursuant to such Sections.

              (e)           In-Kind Distributions. No Member shall have the right to require any distribution of any assets of the Company in kind. If any assets of the Company are distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by the Board. Solely for the purpose of maintaining Capital Accounts, the amount by which the fair market value of any property to be distributed exceeds or is less than the adjusted basis of such property for book purposes shall be taken into account in determining Profit or Loss as if such property had been sold at its fair market value as determined in good faith by the Board.

ARTICLE 6
ISSUANCE/ESTABLISHMENT OF UNITS; ADMISSION OF MEMBERS; REGISTRATION

          6.1)        Issuance/Establishment of Units. Notwithstanding any provision of this Agreement or the Operating Agreement to the contrary, the Company shall not issue any additional Units at any time without the unanimous express written consent of all Members at the time of such proposed issuance. Any Member may withhold its consent to the issuance of any additional Units for any reason or no reason whatsoever, in its sole and unilateral discretion. In connection with the issuance of any additional Units, the Board shall value all nonmonetary consideration and establish a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined. The Board may establish, by resolution adopted in the manner described in the Operating Agreement, either additional Units or one or more additional classes or series of Units, designate each such additional class or series, and fix the relative rights and preferences of each such additional class or series, subject to the provisions of this Agreement. Notwithstanding any provision of this Agreement or the Operating Agreement to the contrary, the Board shall not establish additional Units or additional classes or series of Units, designate each such additional class or series, or fix the relative rights and preferences of each such additional class or series without the unanimous express written consent of all Members at the time of such proposed issuance. Any Member may withhold its consent to such actions for any reason or no reason whatsoever, in its sole and unilateral discretion.

          6.2)         Admission of Members.

               (a)          Issuance or Assignment of Units. A Person shall be admitted as a Member upon payment for any Units issued to such Person pursuant to Section 6.1 of this Agreement effective when such Person executes or otherwise evidences an intent to be bound by this Agreement. An assignee of a Member’s Units may be admitted as a Member upon unanimous consent of all Members at such time, but only if such Person executes or otherwise evidences an intent to be bound by this Agreement.

               (b)          Exhibit A. The current Members of the Company and the capital contributions made or agreed to be made by each of them and numbers of Units that are issued and outstanding are set forth on Exhibit A. The Board is authorized from time to time to update Exhibit A to reflect the identity of all Members, the capital contributions made or agreed to be made and the class and number of each class of Units that are issued and outstanding.

          6.3)         Registration.

               (a)          Register. The Company shall keep at its principal office a register containing the names of the owners of outstanding Units and all transfers of outstanding Units. References to the owner of a Unit shall mean the Person shown as the owner of such Unit in the register, and the ownership of a Unit shall be proved by such register. Except as otherwise specifically provided in this Agreement, the registered owner of a Unit shall be deemed to be the owner of such Unit and a Member for all purposes of this Agreement.

               (b)          Certificates. Certificates evidencing the Units owned by a Member may, but need not, be issued by the Company. Each certificate shall serve only as evidence of ownership of the Units it identifies and shall not be assignable, except as otherwise provided in this Agreement.

               (c)          Registration of a Transfer. Each Unit issued under this Agreement, whether originally or in substitution for, or upon transfer, exchange or other issuance of a Company Interest represented by such Unit, shall be registered on the effective date of the transfer, exchange or other issuance as determined in good faith by the Board; provided, however, that no registration of any transfer not made in compliance with this Agreement shall be made in the register.

               (d)          Preemptive Rights. No Member, merely because of such Member’s status as a Member or an owner of Units, shall have any preemptive rights to purchase any Units proposed to be sold or issued by the Company.

ARTICLE 7
MANAGEMENT AND OPERATION OF THE COMPANY

          7.1)         No Authority of the Members. Except as specifically provided in this Agreement, no Member shall have any authority in such Member’s capacity as a Member to act for, or to assume any obligations or responsibility on behalf of, or bind the Company or any other Member. Such authority shall be vested solely in the Board (and, pursuant to Section 7.2(c), officers, employees and agents of the Company) under this Agreement.

          7.2)         Board of Governors.

               (a)          Management Vested in Board. The business and affairs of the Company shall be managed by or under the authority of the Board, except as otherwise specifically required by the LLC Act or this Agreement. Except as otherwise provided in this Agreement, the Board shall have the sole and exclusive power to manage the Company’s business.

               (b)          Designation of Board Members. Each Member shall be permitted to appoint one designee of such Member to the Board of Governors. There shall be no other members of the Board. Any vacancy in the Board shall be filled by the action of the Member that appointed the Board member whose Board position is vacated.

               (c)          Delegation. The Board shall be entitled to delegate its duties as it may deem reasonable or necessary in the conduct of the business of the Company to one or more officers, employees, agents, or committees of the Company, who shall each have such duties and authority as the Board shall determine, or as may be set forth in this Agreement, the Operating Agreement or any agreement between such person and the Company.

               (d)          Qualification and Term of Office. Governors need not be Members or employees of the Company. A Governor shall hold office until such person’s successor shall have been appointed, or until the earlier death, resignation, removal or disqualification of such Governor. A Governor may be removed only by the Member that appointed such Governor.

               (e)          Resignation. Any Governor may resign at any time by giving written notice to the Company. The resignation is effective when notice is given to the Company, unless a later date is specified in the notice, and acceptance of the resignation shall not be necessary to make it effective.

(f) Voting Power. Except as provided in the Operating Agreement, each Governor shall have one vote on any matter submitted to the vote of the Board.

(g) Acts of the Board. The Board shall take action in the manner set forth in the Operating Agreement.

               (h)          Standards of Conduct. A Governor shall discharge the duties of serving on the Board in good faith, in a manner the Governor reasonably believes to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. A Governor shall not be liable as a fiduciary with respect to the duties of serving on the Board.

          7.3)         Officers. The Company may have one or more natural persons exercising the functions of the offices, however designated, of Chief Manager and Treasurer. The Board may elect or appoint such other officers or agents as it deems necessary for the operation and management of the Company including, but not limited to, a Chairman of the Board, a President, one or more Vice Presidents, and a Secretary, each of whom shall have the powers, rights, duties and responsibilities set forth in the Operating Agreement, unless otherwise determined by the Board. Any of the offices or functions of those offices may be held by the same person.

          7.4)         Members or Affiliates Dealing with the Company. The Company may contract or otherwise deal with a Member or any Person who is an Affiliate of a Member including the purchase or sale of goods or services. In any such transaction between the Company and a Member or a Person who is an Affiliate of a Member, the Agreement shall be approved in accordance with Section 322B.666 of the LLC Act. Compensation for such goods or services shall in all instances be commercially reasonable.

          7.5)         Compensation for Services. Unless otherwise determined by the Board or as provided in this Agreement, no Member or officer shall be compensated for services to the Company. No relationships between the Company or any Person who is an Affiliate of a Member are authorized unless the Board is fully aware of the circumstances and, in no event, will compensation to any such Affiliate be more than is reasonable given all of the facts and circumstances. The Members acknowledge and agree that all compensation payable to the Trading Member pursuant to this Agreement is reasonable.

          7.6)         Operation of the Trading Activities and Conduct of the Company’s Business.

               (a)          Business Divisions. The Company shall conduct one category of business activities: The purchase, sale, storage, transport and marketing of hydrocarbons produced within North Dakota to or from refineries and other end-users or Persons, wherever located, and the conduct of Trading Activities.

               (b)          Credit. The Company may, at the sole discretion of the Trading Member, establish and maintain appropriate credit facilities with a commercial lender to accommodate its regular working capital needs.

               (c)          Accounting and Bookkeeping. Accounting and bookkeeping services for the Company shall be performed by PTS or its affiliate, and the reasonable market rate of fees for such services shall be paid by the Company as set forth in Exhibit C. Payment of such accounting and bookkeeping fees shall be deemed operating expenses of the Company and shall not be subject to treatment as a Member Transaction under the provisions of Section 5.2 (b) or (c). Any Member maintaining or possessing the books and records of the Company will provide any other Member’s personnel and auditors, accountants, and legal counsel access to such books and records during business hours upon reasonable request.

               (i)          Company shall use reasonable efforts to deliver within nineteen (19) days after the end of each month to each Person who was a Member at any time during such calendar month (1) monthly financial statements prepared in accordance with U.S. GAAP (which financial statements, including balance sheet, income statement, cash flow and Member’s equity, need not contain notes or a comparison to the prior month) and (2) the financial information identified on Exhibit D, which exhibit may be amended, from time to time by unanimous action of the Board.

               (ii)         Company shall deliver within eighteen (18) days after the end of each fiscal quarter to each Person who was a Member at any time during such fiscal quarter quarterly financial statements prepared in accordance with U.S. GAAP (which financial statements, including balance sheet, income statement, cash flow and Member’s equity, need not contain notes or a comparison to the prior quarter). The Company and any Member maintaining or possessing the books and records of the Company will cooperate with any other Member in preparing notes to such financial statements.

               (iii)        Company shall deliver within forty-five (45) days after the end of each fiscal year to each Person who was a Member at any time during such fiscal year (1) annual financial statements prepared in accordance with U.S. GAAP (which financial statements, including balance sheet, income statement, cash flow and Member’s equity, need not contain notes or a comparison to the prior fiscal year) and (2) the financial information identified on Exhibit D, which exhibit may be amended, from time to time by unanimous action of the Board. An estimate of the taxable income generated by the Company during the applicable period will be provided upon completion. The Company and any Member maintaining or possessing the books and records of the Company will cooperate with any other Member in preparing notes to such financial statements.

              (d)          Member Expenses. Except as specifically provided in this Agreement to the contrary, DPM and PTS shall each be solely responsible for their respective costs incurred in delivering and performing the services and assets required to be contributed to the Company under this Agreement, including travel, overhead, legal, and general and administrative expenses of the Member.

          7.7)        Operating Agreement. The Operating Agreement may contain any provision relating to the management and operation of the Company not inconsistent with the LLC Act and this Agreement. In the case of any inconsistency, this Agreement and the LLC Act will govern. The Board may amend or repeal the Operating Agreement. Any such amendment or repeal of the Operating Agreement shall not be deemed to be an amendment of this Agreement.

          7.8)        Limitation of Liability. No Member, Governor, officer, or other employee of the Company shall be liable, responsible or accountable in damages or otherwise to the Company, or to any Member, or to any other third Person for any failure to act or for any acts performed, where such person’s failure to act or such action was in good faith and such person believed such action or failure to act was in the best interests of the Company. Except as expressly provided in the LLC Act, no Member, Governor, officer or other employee of the Company shall be obligated personally for any debts, obligations, or liabilities of the Company (whether arising in contract, tort or otherwise) solely by reason of being a Member, officer or employee of the Company or serving on its Board of Governors.

          7.9)        Indemnification. The Company shall indemnify such Persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Minnesota Statutes Section 322B.699.

          7.10)      Other Ventures. Any Member may engage in or possess any interest in any other ventures or businesses of any nature or description, independently or with others, including ventures or businesses which may engage in business transactions with the Company provided such transactions with the Company are commercially reasonable. Neither the Company nor any other Member shall have a right by virtue of this Company to participate in any way in any such other venture or the income or profits derived therefrom. Notwithstanding the foregoing, each Member agrees that it will not (and it will not permit its Affiliates to), during the period it is a Member of the Company, and for one year thereafter, directly or indirectly, purchase, sell, store, transport or market crude oil or natural gas originating from production fields anywhere in North Dakota or conduct any trading activities related thereto, except through the Company.

ARTICLE 8
DIRECTORS AND DECISIONS OF BOARD OF GOVERNORS

          8.1)         Number. The Board of Governors of the Company shall consist of as many natural persons as there are Members of the Company and each Member shall have the right to appoint one Governor.

          8.2)         Term. A Governor designated in accordance with the provisions of Section 8.1 shall serve for an indefinite term until such Governor’s earlier death, resignation, or removal.

ARTICLE 9
RESTRICTIONS ON TRANSFER; TERMINATION

          9.1)         Restriction on Transfer or Assignment. Upon any intended transfer of a Member’s Units, the provisions of the Buy-Sell Agreement among the Members and the Company (the “Buy-Sell Agreement”) shall govern the process and the terms of disposition or transfer of such Units. No Member may transfer or assign all or any portion of such Member’s Units (other than to an Affiliate of such Member), in a transaction in which the Buy-Sell Agreement would be operative unless such Member or its Affiliate also transfers or assigns to the same transferee the same proportion of its units in Dakota Petroleum Transport Solutions, LLC. In the absence of any such Buy-Sell Agreement, a Member may not transfer or assign all or any portion of such Member’s Units (other than to an Affiliate of such Member), whether by sale, gift, devise, or distribution; the death, withdrawal, bankruptcy, divorce, separation, dissolution or termination of such Member; or otherwise, except upon the written consent of the Board.

          9.2)         Term and Termination.

               (a)          The Company shall exist for an initial term expiring December 31, 2021 (the “Initial Term”), and the term shall automatically extend in two-year renewal periods (each, a “Renewal Term”) (the Initial Term and any Renewal Term are also referred to as a “Term”) unless and until terminated as provided herein. The Company shall dissolve, be wound up and terminated in the manner described below:

(i) By Agreement. Upon the written agreement to terminate signed by all Members at any time during the Initial Term or a Renewal Term; or

               (ii)         Member Notice. At the date of the completion of any Term if written notice of termination is delivered by one Member to the other Member and to the Company at least ninety (90) days prior to the end of such Term.

               (b)          Upon the occurrence of an event triggering the dissolution, wind up or termination of the Company pursuant to Section 9.2(a), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action with respect to the Company that is inconsistent with the winding up of the Company’s business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Company’s assets have been distributed pursuant to this Section 9.2(b). The Trading Member shall be responsible for overseeing the winding up and dissolution of the Company. On the sale of Company assets, any gain or loss realized by the Company upon such sale of its assets shall be deemed recognized and allocated to the Members in the manner set forth in Article 5. The Trading Member shall take full account of the Company’s liabilities and assets and shall cause the proceeds from the sale or disposition of assets or to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by applicable law and notwithstanding anything in this Agreement to the contrary, in the following order:

              (i)          First, to creditors (including any Members and their Affiliates who are creditors) in satisfaction of all of the Company’s debts and liabilities other than liabilities for which reasonable provision for payment has been made;

              (ii)         Second, to the extent of any available proceeds after application of clause (i) above, in respect of preferred returns due to Members with respect to outstanding Member Preferred Contributions, on a pro rata basis to the Members based on the then outstanding amount of accrued and unpaid preferred returns due to each Member on all Member Preferred Contributions made by such Member;

              (iii)        Third, to the extent of any available proceeds after application of clauses (i) and (ii) above, in respect of outstanding Member Preferred Contributions, on a pro rata basis to the Members based on each Members’ then outstanding Member Preferred Contributions;

              (iv)        Fourth, to the extent of any available proceeds after application of clauses (i), (ii) and (iii) above, in the event there are Unrealized Termination Profits as of the date any Terminating Member resumes participation in the Trading Activities pursuant to Section 9.3(e), 85% of such Unrealized Termination Profits to the Non-Terminating Member and 15% of such Unrealized Termination Profits to the Terminating Member until the aggregate amount of all distributions pursuant to Section 5.1(b)(iii) and this Section 9.2(b)(iv) is equal to the amount of such Unrealized Termination Profits; and

              (v)         Fifth, to the extent of any available proceeds after application of clauses (i), (ii), (iii) and (iv) above, to the Members based upon their Distribution Percentages on the last day of the most recent calendar quarter, provided that any such proceeds that were generated after the end of such calendar quarter shall be distributed to the Members based upon their Distribution Percentages on the date of such distribution.

          9.3)        Termination of Participation in Trading Activities.

              (a)         Each Member may elect to terminate its participation in the Trading Activities (a “Trading Activities Termination”) on ninety (90) days prior written notice to the other Member of such termination. Trading Activities Terminations must be effective on the first day of a calendar quarter. During all periods of time during which a Member is a Terminating Member, such Member shall not be required to make any Member Preferred Contributions in accordance with Section 3.5(b).

              (b)         (i)          Upon a Trading Activities Termination, the aggregate amount of outstanding Member Preferred Contributions of the Member electing the Trading Activities Termination (the “Terminating Member”) shall be irrevocably reduced (but in no event to less than zero) by an amount, if any, equal to the product (“Pro Rata Termination Loss Amount”) of (i) the Terminating Member’s Distribution Percentage calculated immediately prior to, and without giving effect to, the Terminating Member’s termination of its participation in the Trading Activities pursuant to this Section 9.3 and (ii) the Termination Loss Amount (it being understood that, except as set forth in Section 9.3(b)(iv), such reduction shall not effect the Company’s obligation to pay any preferred returns on the amount of the Members Preferred Contribution so reduced accrued and unpaid up to the date of such reduction in accordance with the terms of this Agreement).

               (ii)         After giving effect to the reduction described in Section 9.3(b)(i), to the extent any amount of any Member Preferred Contributions of the Terminating Member remains outstanding, then the Member not electing the Trading Activities Termination (the “Non-Terminating Member”) shall have the right to elect (A) that the amount of such Member Preferred Contributions remain in full force and effect in accordance with this Agreement or (B) to acquire such Member Preferred Contributions and pay to the Terminating Member an aggregate amount equal to the outstanding amount of, and any accrued and unpaid preferred returns (but not including any accrued and unpaid preferred returns on any amount of the Member Preferred Contributions reduced pursuant to Section 9.3(b)(i)) on, such Member Preferred Contributions.

               (iii)        Upon any reduction in Member Preferred Contributions pursuant to Section 9.3(b)(i), such Member Preferred Contributions or the portion thereof in respect of which a reduction was made pursuant to Section 9.3(b)(i) shall cease to accrue preferred returns and shall be cancelled and no longer outstanding for any purpose whatsoever.

               (iv)        To the extent that the Terminating Member’s Pro Rata Termination Loss Amount exceeds the aggregate amount of outstanding Member Preferred Contributions of the Terminating Member (before giving effect to the reduction described in Section 9.3(b)(i)), the aggregate amount of accrued and unpaid preferred returns on Member Preferred Contributions owed to the Terminating Member shall be irrevocably reduced (but in no event to less than zero) by the amount of such excess.

               (v)         To the extent that the Terminating Member’s Pro Rata Termination Loss Amount exceeds the sum of (A) the aggregate amount of outstanding Member Preferred Contributions of the Terminating Member (before giving effect to the reduction described in Section 9.3(b)(i)) and (B) the aggregate amount of accrued and unpaid preferred returns on Member Preferred Contributions of the Terminating Member (before giving effect to the reduction described in Section 9.3(b)(iv)), (x) all distributions otherwise distributable to the Terminating Member pursuant to Section 5.1(b)(iii), Section 5.1(b)(iv), Section 9.2(b)(iv) and Section 9.2(b)(v) shall be reduced (but in no event to less than zero) until such time as the aggregate amount of reductions pursuant to this Section 9.3(b)(v) is equal to such excess and (y) any amounts not distributed to the Terminating Member pursuant to clause (x) above shall instead be distributed to the Non-Terminating Member.

               (c)         Any Trading Activities Termination shall be effective for at least six (6) months and, if longer, a period that is an integral multiple of six (6) months. Any Profits allocated to a Terminating Member pursuant to Section 4.5(a) and distributions payable to a Terminating Member pursuant to Section 5.1(b)(iv) and Section 9.2(b)(v) shall be calculated for each six-month period during which a Trading Activities Termination shall be in effect.

               (d)         For the avoidance of doubt, during all periods of time during which a Member is a Terminating Member, such Member shall remain subject to and bound by Section 7.10 (and for purposes of such Section 7.10 be considered a Member during such time).

               (e)         A Terminating Member may elect to resume its participation in the Trading Activities at the end of any six-month period following its applicable Trading Activities Termination. Any such resumption of participation in the Trading Activities must commence, and will be effective, on the first day of a calendar quarter. Prior to any such resumption, the Terminating Member (i) must give the Non-Terminating Member ninety (90) days’ prior written notice of its election, (ii) shall acquire from the Non-Terminating Member one half of any Member Preferred Contributions made to the Company by the Non-Termination Member during such period of time when the Terminating Member was a Terminating Member and pay to the Non-Terminating Member an aggregate amount equal to the outstanding amount of, and any accrued and unpaid preferred returns on, such Member Preferred Contributions being acquired and (iii) if the Non-Terminating Member made the election described in clause (B) of Section 9.3(b)(ii), the Terminating Member shall acquire from the Non-Terminating Member any then outstanding Member Preferred Contributions that were acquired by the Non-Terminating Member pursuant to clause (B) of Section 9.3(b)(ii) and pay to the Non-Terminating Member an aggregate amount equal to the outstanding amount of, and any accrued and unpaid preferred returns on, such Member Preferred Contributions.

ARTICLE 10
MISCELLANEOUS PROVISIONS

          10.1)         Risk Equivalence. Except as otherwise provided in this Agreement, the Members intend that the exposure for contributed capital by the Members shall be maintained to the greatest extent practicable on a basis that results in equivalent financial risk for the Members (the concept of “Risk Equivalence”). To the extent not detrimental to the viability and financial success of the overall operations of the Company, except as otherwise provided in this Agreement, the Members will work in good faith with each other to accomplish and maintain Risk Equivalence through appropriate measures, distributions or voluntary contributions to capital; provided, however, that nothing in this Agreement shall be deemed to require additional capital contributions by the Members.

          10.2)         Arbitration. Each dispute, claim and controversy (whether arising during or after the term of this Agreement) arising out of or relating to this Agreement or its breach, (including but not limited to the validity of the agreement to arbitrate and the arbitrability of any matter), shall be settled, upon demand and written notice by any Member, the Company, their legal representatives, successors and assigns, by an arbitrator agreed upon by the parties. If the parties are unable to agree, the dispute will be settled by three (3) arbitrators, one (1) of whom shall be chosen by the party making such demand, one (1) by the other party, and the third arbitrator by the two (2) so chosen. The party demanding arbitration shall in its demand for arbitration notify the other party of the identity of the arbitrator chosen by it. The other party shall, within fifteen (15) days after its receipt of such written demand for arbitration, likewise select its appointee and give written notice of such selection. If the party receiving such demand for arbitration fails to notify the other party in writing of the identity of the arbitrator chosen by it within such fifteen (15) day period, or if the two (2) arbitrators so selected are unable to agree on the selection of a third arbitrator within a period of fifteen (15) days after the appointment of the second arbitrator, any party may request that the Chief Judge of the District Court of Hennepin County, Minnesota appoint such arbitrator(s). The proceedings shall in all other respects be conducted in accordance with whichever arbitration rules are selected by the arbitrator, or a majority vote of the arbitrators, to the extent such rules are not inconsistent with the provisions of this arbitration provision. The cost of the proceedings shall be shared equally by the parties, provided, however, that each party shall be solely responsible for the costs and expenses of its own legal counsel and any experts or consultants representing or assisting such party in connection with the proceedings. Unless otherwise agreed upon, the place of arbitration proceedings shall be Hennepin County, Minnesota. The decision of the arbitrator, or a majority of the three (3) arbitrators, shall be final and binding on all parties. Except as otherwise provided in this Section 10.2, such arbitration shall be governed by the commercial arbitration rules of the American Arbitration Association. This Section 10.2 shall survive termination of the Agreement. Notwithstanding the provisions of this Section 10.2, decisions to be made hereunder by the Board shall not be subject to arbitration or contested in any court as all of such decisions shall be final and binding on the Members and their respective heirs, legal representatives, successors, and assigns; provided, that the Board is acting within the scope of its authority pursuant to the terms of this Agreement.

          10.3)         Equitable Relief. Section 10.2 shall not preclude the Company, or any Governor, Member, officer, or their legal representatives, successors and assigns from seeking an injunction, specific performance, or other equitable relief with respect to any dispute, claim and controversy arising out of or relating to this Agreement or its breach.

          10.4)         Notice. Any notice, demand, consent, authorization or other communication which is required to be given under this Agreement shall be in writing and shall be deemed to be valid and duly given if hand-delivered, telecopied, couriered overnight, or if mailed by registered or certified mail, return receipt requested and postage prepaid, as follows: (i) if to the Company to the Chief Manager at the principal office of the Company; (ii) if to a Governor, to the Governor at the address shown on the Company’s records for such Governor; and, (iii) if to a Member, to such Member at the address shown on the Company’s records for such Member. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed to be received for all purposes three (3) business days after it is deposited in the mail as provided in this Agreement or upon actual presentation to the addressee.

          10.5)         Amendment. This Agreement together with all exhibits contains the entire understanding of the Members governing their business relationship and the conduct of the affairs of the Company and may be amended only upon the written agreement of all the Members.

          10.6)         Limitation on Benefits of this Agreement. It is the explicit intention of the Members that no Person other than the Members and the Company is or shall be entitled to bring any action to enforce any provision of this Agreement against any Member or the Company, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective heirs, legal representatives, successors and assigns as permitted pursuant to this Agreement) and the Company.

          10.7)         General. Subject to any provisions contained in this Agreement restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective successors and permitted assigns. This Agreement, the rights and obligations of the parties to this Agreement, and any claims or disputes relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of Minnesota. The Members agree that the Company’s assets are not and will not be suitable for partition. The Members waive any right of partition or any right to take any action that otherwise might be available to them for the purpose of severing their relationship with the Company or interest in assets held by the Company from the interest of the other Members. The representations, warranties, indemnifications, and covenants in this Agreement shall survive the signing and delivery of this Agreement. All pronouns and any variations shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person may require. References to “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions contained in this Agreement. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all

Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties to this Agreement.

          10.8)         Limitation on Damages. Notwithstanding anything to the contrary contained in this Agreement, none of the Members or any of their Affiliates will be liable for any special, consequential, incidental or punitive damages of the Company, another Member or any of their respective Affiliates based upon, arising out of or relating to this Agreement, any provision of this Agreement or the breach, performance, enforcement, validity or invalidity thereof (other than any special, consequential, incidental or punitive damage components of claims and awards against the Company, another Member or any of their respective Affiliates by third parties).

          10.9)         Insurance. Each Member (a) shall use commercially reasonable efforts to obtain insurance coverage with respect to such Member’s obligations hereunder and (b) upon request of the other Member at any time and from time to time during the Term, shall provide to such other Member evidence, reasonably satisfactory to such other Member, of the effectiveness of such insurance coverage.

[Signature Page Follows]

          IN WITNESS WHEREOF, the Members have executed this Agreement effective as of the date first above written.

DPTS MARKETING LLC

/s/ Carlos R. Cuervo
By	Carlos R. Cuervo
Its	Chief Manager

DAKOTA PLAINS MARKETING, LLC

/s/ Gabriel G. Claypool
By	Gabriel G. Claypool
Its	Chief Executive Officer

PETROLEUM TRANSPORT SOLUTIONS, LLC

/s/ Ronald Crowell
By	Ronald Crowell
Its	Sr. Vice President-Finance

[	Signature Page to DPTS Marketing LLC Amended and Restated Member Control Agreement	]